Exhibit 99.3

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com

Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com

GRANT PRIDECO ANNOUNCES A TENDER OFFER
FOR ITS 9% SENIOR NOTES DUE 2009

     HOUSTON, July 13, 2005 — Grant Prideco, Inc. (NYSE:GRP) announced today that it has commenced a cash tender offer and consent solicitation to purchase for cash any and all of its outstanding 9% Senior Notes due 2009 (the “Notes”) (CUSIP No. 38821GAD3). The total consideration per $1,000.00 principal amount of Notes validly tendered in the offer on or prior to July 26, 2005 (the “Consent Payment Deadline”) will be based on a fixed spread of 50 basis points over the yield to maturity on the Price Determination Date (defined below) of the 2-7/8% U.S. Treasury Note due November 30, 2006. In addition, holders whose Notes are validly tendered and accepted for purchase, will receive accrued and unpaid interest up to, but not including, the applicable payment date for the Notes.

     The price determination date will be 2:00 p.m., New York City time, on July 26, 2005, unless extended or otherwise modified. Subject to satisfaction or waiver of the conditions of the offer described below, the company expects to accept the Notes for payment on July 27, 2005 (the “Initial Payment Date”) as described in the Offer to Purchase and Consent Solicitation statement dated July 13, 2005 (the “Offer to Purchase”).

     In connection with the offer, the Company is soliciting consent to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes. Holders who validly tender and do not withdraw their Notes on or prior to the Consent Payment Deadline will receive a $30.00 per $1,000.00 principal amount of Notes consent payment. The consent payment is included in and not in addition to the total consideration described above.

     The offer is scheduled to expire at 12:00 midnight, New York City time, on August 9, 2005, unless extended or earlier terminated. Tenders of Notes may not be withdrawn and consent may not be revoked after 5:00 p.m., New York City time, on July 26, 2005, unless extended.

     The offer is subject to satisfaction of certain conditions including (i) the receipt of valid and unrevoked tenders from holders of a majority in aggregate principal amount of Notes, (ii) execution of a supplemental indenture, (iii) receipt of sufficient proceeds from a debt financing to consummate the offer, and (iv) the general conditions as described in the Offer to Purchase.

     Questions regarding the tender offer and the consent solicitation may be directed to Banc of America Securities LLC, the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation, at 888-292-0070 (U.S. toll-free) or 704-388-9217 (collect). This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase.

     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements.

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